Exhibit 99.1

DNA RESEARCH SHOWS PROMISE OF NEXT-GENERATION

COLORECTAL CANCER SCREENING TEST

New Markers, Hypermethylation, and Novel DNA Capture Technique

Reveal Ongoing Development of Stool-Based DNA Testing

MARLBOROUGH, Mass. – (January 20, 2005) –Anthony P. Shuber, Chief Technology Officer for EXACT Sciences Corporation (NASDAQ: EXAS) presented advanced research relating to the Company’s stool-based DNA test for colorectal cancer screening at the Gordon Research Conference on New Frontiers In Cancer Detection & Diagnosis, being held January 16 – 21 at the Santa Ynez Valley Marriott in Buellton, California.  The Gordon Research Conferences provide an international forum for the presentation and discussion of frontier research in the biological, chemical, and physical sciences, and their related technologies.

Mr. Shuber’s presentation, entitled “Technical Challenges and the Development of a Stool DNA Assay for Colorectal Cancer Screening,” took place on Tuesday, January 18th as part of the conference session devoted to “Molecular Detection of Common Tumors.”  In the presentation, Mr. Shuber reviewed the development of EXACT Sciences’ stool-based DNA assay for the detection of colorectal cancer, which is commercially available as PreGen-Plus™, and the work that the Company’s applied research group is doing to develop the next generation of the test.  Mr. Shuber also discussed the development of a novel, second-generation DNA capture technology, which the Company believes may dramatically increase the amount of human DNA that may be isolated from a stool sample beyond the levels of current technology.  This would represent a further advance over the company’s novel Effipure™ technology that is currently used in the commercial assay.  Next-generation DNA capture would also be important in the development of future versions of PreGen-Plus that could allow for increased detection rates for pre-cancerous adenomas.

“I am delighted to have been asked to participate in such a prestigious gathering of scientists, and share my experience in developing, and enhancing, the stool DNA test for colorectal cancer,” commented Mr. Shuber.  “With DNA-based tests such as PreGen-Plus, there exists the potential to continually enhance the test’s performance through new technologies and analytic techniques.  With the large number of people unwilling or unable to get a colonoscopy, and this week’s report in the Annals of Internal Medicine regarding the poor performance of fecal occult blood testing (FOBT), there is an ongoing need for better non-invasive screening options.  Our current version of PreGen-Plus that is on the market today provides patients with a better option than FOBT and, I believe that our research and development efforts will lead to a next-generation test that will be even better.”

EXACT Sciences’ next-generation test differs from the test that is on the market.  Current research on this advanced version includes use of a reconfigured panel of markers, including certain new genes such as the PIK3CA gene, as well as certain hypermethylated markers.  In addition, research into the second-generation test also involves a novel and proprietary method of stabilizing the DNA in a stool sample, which the Company believes will result in increased sensitivity for the test that is currently on the market as well as for the second-generation test.  Optimizing DNA stability in stool in conjunction with the reconfigured panel should increase the sensitivity of the stool DNA test for both invasive colorectal cancer as well as for those pre-cancerous adenomas that are most likely to develop into cancer, which is a particular focus for the development of a second-generation test.

About EXACT Sciences Corporation

EXACT Sciences Corporation is a leader in rapidly applying genomics knowledge to develop effective, patient-friendly screening methods to detect cancer early, to assist physicians in saving patients’ lives.  Its first commercial test, PreGen-Plus, is used for screening colorectal cancer in the average-risk population.  Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early.  Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high.  EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated.  Founded in 1995, EXACT Sciences is based in Marlborough, Massachusetts.  Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at and www.pregenplus.com and www.exactsciences.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, expectations for clinical studies concerning the Company’s technologies, the development of new technologies to enhance the sensitivity of its products in the detection of cancer, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things, its ability to license certain technologies or obtain raw materials for its technologies; the ability to increase the performance of the PreGen-Plus test; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.  For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.